Exhibit 99.1
Press Release
Aspen Insurance Holdings Announces $184 Million Accelerated Share Repurchase
Program and $16 Million of Completed Open Market Share Repurchases
Hamilton, BERMUDA, November 10, 2010 — Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE:AHL) today announced that it has entered into an accelerated share repurchase program with Barclays Capital to buy back $184 million of Aspen’s ordinary shares. The accelerated share repurchase program is in addition to $16 million of open market share repurchases undertaken since September 30, 2010.
Under the accelerated share repurchase program a substantial majority of the repurchased ordinary shares will be received and cancelled within the current quarter. The Company may be entitled to receive additional ordinary shares from Barclays Capital based generally on the average of the daily market prices of the Company’s ordinary shares during the term of the agreement. The accelerated share repurchase program is expected to be completed within approximately eight months.
Based on Aspen’s closing share price on November 10, 2010, the accelerated share repurchase program and the completed open market share repurchases together represent approximately 9 percent of the Company’s total market capitalization.
The repurchases have been made under the terms of Aspen’s share repurchase program authorized by the Board of Directors and announced on February 9, 2010. Following completion of the accelerated share repurchase program, the Company will have another $192 million of authority for share repurchases. The purchase will be funded with cash on hand and the sale of investment assets. The ordinary shares will be retired once purchased.
Richard Houghton, Chief Financial Officer of Aspen, said: “We are committed to active capital management, in particular returning surplus capital to shareholders as efficiently as possible. Our current valuation levels presented an attractive opportunity to buy-back $200 million of our shares through a combination of an accelerated share repurchase program and open market purchases.”
About Aspen
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland the United Kingdom and the United States. For the twelve months ended December 31, 2009, Aspen reported gross written premiums of $2,067.1 million, net income of $473.9 million and total assets of $8.3 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains written, and Aspen’s officers may make related oral, “forward-looking statements” within the meaning of the U.S. federal securities laws regarding its capital management plans, its outlook and financial results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” and similar expressions of a future or forward-looking nature.
All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements, including changes in market conditions and their impact on our business. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on February 26, 2010.

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999